                                                                       EXHIBIT 1



                 AMENDMENT NO. 1 TO INDIVIDUAL LOAN AGREEMENT

        This amendment No. 1 (the "Amendment") dated as of November 1, 1994, is between Bank of America National Trust and Savings Association (the "Bank") and Burt Sugarman (the "Borrower").

                                   RECITALS
                                   --------

        A. The Bank and the Borrower entered into a certain Individual Loan Agreement dated as November 1, 1993 (the "Agreement").

        B.  The Bank and the Borrower desire to amend the Agreement.

                                  AGREEMENT
                                  ---------

        1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

        2.  AMENDMENTS.  The Agreement is hereby amended as follows:

        2.1 In paragraph 1.2 of the Agreement, the date "November 1, 1996" is substituted for the date "November 1, 1994".

        2.2 Paragraph 6.2(a) of the Agreement is hereby revised to read in its entirety as follows:

             (a) Borrower's annual financial statements, by August 1 of each year.  These financial statements may be Borrower prepared.

        2.3 Paragraph 6.2(b) of the Agreement is hereby revised to read in its entirety as follows:

             (b) Copies of the Borrower's federal income tax return (with all forms K-1, attached) by August 1, of each year, together with a statement of any contributions made by the Borrower to any subchapter S corporations or trust, and, if requested by the Bank, copies of any extensions of the filing date.

        3. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

        This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK OF AMERICA
National Trust and Savings Association


X                                       X
 ---------------------------------       ---------------------------------
By:
Title:


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

[LOGO] BANK OF AMERICA                                 Individual Loan Agreement

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This Agreement dated as of November 1, 1993, is between Bank of America
National Trust and Savings Association (the "Bank") and Burt Sugarman (the "Borrower").

1.      LINE OF CREDIT AMOUNT AND TERMS

1.1     LINE OF CREDIT AMOUNT

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Two Million Dollars ($2,000,000).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and November 1, 1994 (the "Expiration Date") unless the Borrower is in default.

1.3     INTEREST RATE.

(a) The interest rate is the Bank's Reference Rate plus 0.25 percentage point.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4     REPAYMENT TERMS.

(a) The Borrower will pay interest on November 1, 1993, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

2.      EXPENSES

2.1 EXPENSES. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.


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3.      DISBURSEMENTS, PAYMENTS AND COSTS

3.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

3.2 DISBURSEMENT AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

3.3     TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments given by any one of the individual signer(s) of this Agreement or a person or persons authorized in writing by any one of the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 05034-05159, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will provide written confirmation to the Bank of any telephone instructions within 3 days. If there is a discrepancy and the Bank has already acted on the telephone instructions, the telephone instructions will prevail over the written confirmation.

(d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by an individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

3.4     DIRECT DEBIT

(a)     The Borrower agrees that interest and any fees will be deducted
        automatically on the due date from checking account number          .

(b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

(c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

3.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.


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
3.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

3.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)     any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

3.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

3.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 2.00 percentage points. This may result in compounding of interest.

3.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

4.      CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require as conditions precedent to this Agreement.

5.      REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

5.1 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

5.2 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

5.3 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

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
(b)     in form and content required by the Bank.

(c)     in compliance with all government regulations that apply.

5.4 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, its property or any of its business, which, if lost, would impair the Borrower's financial condition or that of the Borrower's business or would impair the Borrower's ability to repay the loan, except as have been disclosed in writing to the Bank.

5.5 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

5.6 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

5.7 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

5.8 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1 USE OF PROCEEDS. To use the proceeds of the credit only for personal investment/construction financing for a ranch home in Montana.

6.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Expiration Date, the Borrower's annual financial statements. These financial statements may be Borrower prepared.

(b) Copies of the Borrower's federal income tax return (with all forms K-1 attached), 90 days prior to Expiration Date, together with a statement of any contributions made by the Borrower to any subchapter S corporation or trust, and, if requested by the Bank, copies of any extensions of the filing date.

6.3     NET WORTH.




6.4 TRUSTS. Not to transfer any of the Borrower's assets to a trust unless the trust is acceptable to the Bank in form and content, and the trustee guaranties payment of the Borrower's obligations under this Agreement prior to any such transfer.

6.5 OTHER DEBTS. Not to have outstanding or inccur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others, without the Bank's written consent. This does not prohibit:


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(a)     Endorsing negotiable instruments received in the usual course of business.

(b) Debits and lines of credit in existence on the date of this Agreement disclosed to the Bank.

6.6 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)     Deeds of trust and security agreements in favor of the Bank.

(b)     Liens for taxes not yet due.

(c)     Liens outstanding on the date of this Agreement disclosed to the Bank.

6.7     NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Hundred Thousand Dollars ($100,000) against the Borrower (or any guarantor) or any of the Borrower's property or business.

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority, or which may affect the Borrower's property or business.

(c)     any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

(e)     any change in the Borrower's name or address.

6.8 COMPLIANCE WITH LAWS. To comply with the laws, regulations, and orders of any government body with authority over the Borrower's business.

6.9 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

6.10 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

6.11 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)     acquire or purchase a busines or its assets.

(c) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

6.12 NO CONSUMER PURPOSE. Not to use this loan for personal, family, or household purposes.


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
7.      HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

8.      DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically become due immediately.

8.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

8.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

8.4     DEATH.  The Borrower dies.

8.5 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

8.6 RECEIVERS; TERMINATION. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

8.7 LAWSUITS. Any lawsuit or lawsuits are filed against the Borrower (or any guarantor) in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more.

8.8 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor); or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more in excess of any insurance coverage.

8.9 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

8.10 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

8.11 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed.

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8.12    OTHER BANK AGREEMENTS.  The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

8.13 USE OF PROCEEDS. The Borrower does not utilize or invest the proceeds of any extension of credit made under this Agreement for the purposes described by the Borrower to the Bank.

8.14 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

8.15 REVOCATION OR TERMINATION. The Borrower is revoked or otherwise terminated or all or a substantial part of the Borrower's assets are distributed or otherwise disposed of.

9.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 FINANCIAL COMPUTATIONS. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of the Borrower's financial statements dated May 25, 1993, and shall specifically exclude any upward revaluation of assets (other than marketable securities) after that date.

9.2     CALIFORNIA LAW.  This Agreement is governed by California law.

9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4     ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

        (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

        (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

        (iii)   Any violation of this Agreement; or

        (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.


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(d)     For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at this time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

        (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

        (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

        (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

        (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)     This provision does not limit the right of the Borrower or the Bank to:

        (i)     exercise self-help remedies such as setoff;

        (ii) foreclose against or sell any real or personal property collateral; or

        (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                (A)     in interim remedy; and/or

                (B)     additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.


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(j)     If the Bank forecloses against any real property securing this
        Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

9.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

9.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

9.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

9.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.



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

This Agreement is executed as of the date stated at the top of the first page.


[BofA LOGO]

Bank of America
National Trust and Savings Association



X  -                                      X  -
 ----------------------------------        ------------------------------------
By:
Title:

Address where notices to the Bank         Address where notices to the Borrower
are to be sent:                           are to be sent:

5800 S. Eastern Avenue                    150 El Camino Drive
City of Commerce, CA 90040                Beverly Hills, CA 90212







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